EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of our reports dated February 24, 2005, relating to the financial statements and financial statement schedules of Hartford Life, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004) appearing in this Annual Report on Form 10-K of Hartford Life, Inc. for the year ended December 31, 2004.

Form S-3 Registration Nos.	Form S-8 Registration Nos.
333-21865	333-28805
333-56283	333-28807
333-60944	333-34076

DELOITTE & TOUCHE LLP

Hartford, Connecticut
February 24, 2005